Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-49564) of Pinnacle Financial Partners, Inc. of our report dated June 26, 2013 with respect to the statement of net assets available for benefits of Pinnacle Financial Partners, Inc. 401(k) Plan as of December 31, 2012, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2013 Annual Report on form 11-K of Pinnacle Financial Partners, Inc. 401(k) Plan.

/s/ Rayburn, Bates & Fitzgerald, PC

Brentwood, Tennessee
June 26, 2014